UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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BioMed Realty Trust, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2007
PROXY STATEMENT for 2007 ANNUAL MEETING OF STOCKHOLDERS May 16, 2007
PROPOSAL 1 ELECTION OF DIRECTORS
Information Regarding the Board
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
RELATED PARTY TRANSACTIONS
GENERAL

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 16, 2007

TO THE STOCKHOLDERS OF BIOMED REALTY TRUST, INC.:

Notice is hereby given that the 2007 Annual Meeting of Stockholders of BioMed Realty Trust, Inc., a Maryland corporation, will be held at 9:00 a.m., local time, on Wednesday, May 16, 2007 at the Rancho Bernardo Inn, 17550 Bernardo Oaks Drive, San Diego, California 92128 for the following purposes:

1. To elect seven directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualify;

2. To consider and vote upon the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007; and

3. To transact such other business as may be properly brought before the annual meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Our board of directors has fixed the close of business on March 30, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

Accompanying this notice is a proxy statement and proxy card. Whether or not you expect to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the accompanying envelope. If you plan to attend the annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All stockholders are cordially invited to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Gary A. Kreitzer
Secretary

San Diego, California
April 19, 2007

BIOMED REALTY TRUST, INC.
17140 Bernardo Center Drive, Suite 222
San Diego, California 92128

PROXY STATEMENT
for
2007 ANNUAL MEETING OF STOCKHOLDERS
May 16, 2007

The board of directors of BioMed Realty Trust, Inc., a Maryland corporation, is soliciting the enclosed proxy for use at the 2007 Annual Meeting of Stockholders to be held on Wednesday, May 16, 2007 at 9:00 a.m., local time, and at any adjournments or postponements thereof. The annual meeting will be held at the Rancho Bernardo Inn, 17550 Bernardo Oaks Drive, San Diego, California. This proxy statement will be first sent to stockholders on or about April 19, 2007.

Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of the board of directors’ nominees for directors, or for a substitute or substitutes in the event a nominee or nominees are unable to serve or decline to do so, and FOR the ratification of the selection of KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2007. As to any other business which may properly come before the annual meeting and be submitted to a vote of the stockholders, proxies received by the board of directors will be voted in the discretion of the designated proxy holders. A proxy may be revoked by written notice to the Secretary of BioMed at any time prior to the annual meeting, by executing a later dated proxy or by attending the annual meeting and voting in person. Attendance at the annual meeting will not by itself revoke a proxy.

We will bear the cost of solicitation of proxies. In addition to the use of mails, proxies may be solicited by personal interview, telephone, facsimile, e-mail or otherwise, by our officers, directors and other employees. We also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others to send or cause to be sent proxy material to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

Voting

Holders of record of our common stock, $.01 par value per share, at the close of business on March 30, 2007 will be entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof.

As of March 30, 2007, 65,454,998 shares of our common stock were outstanding and represent our only voting securities. Each share of our common stock is entitled to one vote. A majority of the outstanding shares of our common stock represented in person or by proxy will constitute a quorum at the annual meeting. Directors are elected by a plurality of the votes cast. The ratification of the selection of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the proposal.

Votes cast by proxy or in person at the annual meeting will be counted by the person appointed by us to act as inspector of election for the annual meeting. The inspector of election will treat shares represented by proxies that reflect abstentions (or votes withheld) or include “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes refer to unvoted proxies submitted by brokers who are not able to vote on a proposal absent instructions from the applicable beneficial owner. Since brokers are empowered to vote with regard to the election of directors, there will be no broker non-votes with respect to this proposal. Withhold votes will have no effect on the election of directors. For purposes of the vote on the ratification of the selection of KPMG LLP as our independent registered public accounting firm, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. Any executed, unmarked proxies, including those submitted by brokers or nominees, will be voted in favor of the nominees for the board of directors and for the ratification of the selection of KPMG LLP as our independent registered public accounting firm, as indicated in the accompanying proxy card.

No person is authorized to make any representation with respect to the matters described in this proxy statement other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors has nominated and recommends for election as directors the seven persons named herein to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. All of the nominees are presently directors of BioMed, and following the annual meeting there will be no vacancies on the board. Directors are elected by a plurality of the votes cast at the annual meeting. Cumulative voting is not permitted. The enclosed proxy will be voted in favor of the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the proxy will be exercised by the proxy holders to vote for a substitute or substitutes nominated by the board of directors, or the board of directors, on the recommendation of the nominating and corporate governance committee, may reduce the size of the board and number of nominees. The board of directors does not believe at this time that any substitute nominee or nominees will be required. There are no family relationships between any of our directors or executive officers.

Information Regarding Nominees

The table below indicates the name, position with BioMed and age of each nominee for director as of March 31, 2007:

Name	Position	Age

Alan D. Gold	Chairman, President and Chief Executive Officer	46
Gary A. Kreitzer	Director, Executive Vice President, General Counsel and Secretary	52
Barbara R. Cambon	Director	53
Edward A. Dennis, Ph.D.	Director	65
Mark J. Riedy, Ph.D.	Director	64
Theodore D. Roth	Director	56
M. Faye Wilson	Director	69

Information Regarding Directors

Alan D. Gold has served as our Chairman, President and Chief Executive Officer since our formation in 2004. Mr. Gold also served in the same role with Bernardo Property Advisors, Inc. since August 1998. Mr. Gold was a co-founder and served as President and a director of Alexandria Real Estate Equities, Inc., a publicly traded real estate investment trust, or REIT, specializing in acquiring and managing laboratory properties for lease to the life science industry, from its predecessor’s inception in 1994 until he resigned as President in August 1998 and as a director at the end of 1998. Mr. Gold served as managing partner of Gold Stone Real Estate Finance and Investments, a partnership engaged in the real estate and mortgage business, from 1989 to 1994. He also served as Assistant Vice President of Commercial Real Estate for Northland Financial Company, a full service commercial property mortgage banker, from 1989 to 1990 and as Real Estate Investment Officer — Commercial Real Estate for John Burnham Company, a regional full service real estate company, from 1985 to 1989. Mr. Gold received his Bachelor of Science Degree in Business Administration and his Master of Business Administration from San Diego State University.

Gary A. Kreitzer has served as our Executive Vice President, General Counsel and Secretary and as a director since our formation in 2004. Mr. Kreitzer also served in the same role with Bernardo Property Advisors since December 1998. Mr. Kreitzer was a co-founder and served as Senior Vice President and In-House Counsel of Alexandria Real Estate Equities, Inc. from its predecessor’s inception in 1994 until December 1998. From 1990 to

1994, Mr. Kreitzer was In-House Counsel and Vice President for Seawest Energy Corporation, an alternative energy facilities development company. Mr. Kreitzer also served with The Christiana Companies, Inc., a publicly traded investment and real estate development company, in a number of roles from 1982 to 1989, including as In-House Counsel, Secretary and Vice President. Mr. Kreitzer received his Juris Doctor Degree, with honors, from the University of San Francisco and a Bachelor of Arts Degree in Economics from the University of California, San Diego. Mr. Kreitzer is a member of the California State Bar and the American Bar Association.

Barbara R. Cambon has been a director since 2004. Ms. Cambon has been a real estate advisor and independent consultant since October 2002. From November 1999 to October 2002, Ms. Cambon served as a Principal of Colony Capital, LLC, a private real estate investment firm, where she also served as Chief Operating Officer from April 2000 until October 2002. From 1985 to October 1999, she served as President and was a founder of Institutional Property Consultants, Inc., a real estate consulting company. She received her Bachelor of Science Degree in Education from the University of Delaware and her Master of Business Administration with an emphasis in real estate and finance from Southern Methodist University.

Edward A. Dennis, Ph.D. has been a director since 2004. Dr. Dennis is Distinguished Professor and former Chair of the Department of Chemistry and Biochemistry and Professor in the Department of Pharmacology in the School of Medicine at the University of California, San Diego, where he has served as a faculty member since 1970. He received his Bachelor of Arts degree from Yale University and his Master of Arts and Doctorate of Philosophy in Chemistry from Harvard University, and served as a Research Fellow at Harvard Medical School.

Mark J. Riedy, Ph.D. has been a director since 2004. Dr. Riedy has been the Ernest W. Hahn Professor of Real Estate Finance since 1993 and Executive Director of the Burnham-Moores Center for Real Estate since 2004 at the University of San Diego. From July 1988 to July 1992, he served as President and Chief Executive Officer of the National Council of Community Bankers. From July 1987 to July 1988, he served as President and Chief Operating Officer of the J.E. Robert Companies, a real estate workout firm. From January 1985 to July 1986, he served as President and Chief Operating Officer and a director of the Federal National Mortgage Association. Dr. Riedy currently serves on the board of directors of Neighborhood Bancorp. He received his Bachelor of Arts Degree in Economics from Loras College, his Master of Business Administration from Washington University and his Doctorate of Philosophy from The University of Michigan.

Theodore D. Roth has been a director since 2004. Mr. Roth has been a Managing Director of Roth Capital Partners, LLC, an investment-banking firm, since February 2003. For more than 15 years prior to that time, Mr. Roth was employed by Alliance Pharmaceutical Corp., most recently serving as President and Chief Operating Officer. Mr. Roth currently serves on the boards of directors of Alliance Pharmaceutical and Orange 21 Inc. He received his Juris Doctor Degree from Washburn University and a Master of Laws in Corporate and Commercial Law from the University of Missouri in Kansas City.

M. Faye Wilson has been a director since 2005. Ms. Wilson is Chair of Wilson Boyles and Company LLC, a business management and strategic planning consulting firm, and has been a principal since 2003. She served on the board of directors of Farmers Insurance Group of Companies from 1993 through 2001 and the board of directors of The Home Depot, Inc. from 1992 through 2001. Ms. Wilson was also a senior officer of Home Depot from 1998 through 2002. From 1992 until 1998, Ms. Wilson served in several senior management roles at Bank of America Corporation including Chairman of Security Pacific Financial Services and Executive Vice President and Chief Credit Officer for Bank of America’s National Consumer Banking Group. She earned her Masters Degrees in International Relations and Business Administration from the University of Southern California and an Undergraduate Degree from Duke University. She became a certified public accountant in 1961.

Information Regarding the Board

Board Independence

Our board of directors has determined that each of its current directors, except for Messrs. Gold and Kreitzer, has no material relationship with BioMed (either directly or as a partner, stockholder or officer of an organization that has a relationship with BioMed) and is “independent” within the meaning of our director independence standards, which reflect the New York Stock Exchange director independence standards, as currently in effect. Furthermore, our board of directors has determined that each of the members of each of the audit committee, the compensation committee and the nominating and corporate governance committee has no material relationship with BioMed (either directly or as a partner, stockholder or officer of an organization that has a relationship with BioMed) and is “independent” within the meaning of our director independence standards.

Board Meetings

Our board of directors held 11 meetings during fiscal 2006. No director attended fewer than 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings of committees of our board of directors on which he or she served.

To ensure free and open discussion among the independent directors of the board, regularly scheduled executive sessions are held, at which only independent directors are present. The independent directors have nominated the chair of the nominating and corporate governance committee, currently Ms. Cambon, to serve as presiding director at each executive session.

Committees of the Board

Our board of directors has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee.

Audit Committee.  The audit committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The audit committee helps ensure the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm. The audit committee appoints, assists and meets with the independent registered public accounting firm, oversees each annual audit and quarterly review, establishes and maintains our internal audit controls and prepares the report that federal securities laws require be included in our annual proxy statement. Dr. Riedy is the chair and Ms. Cambon and Ms. Wilson serve as members of the audit committee. Our board of directors has determined that each of Dr. Riedy and Ms. Wilson is an “audit committee financial expert” as defined by the Securities and Exchange Commission. The audit committee held ten meetings in 2006.

Compensation Committee.  The compensation committee reviews and approves the compensation and benefits of our executive officers, administers and makes recommendations to our board of directors regarding our compensation and stock incentive plans, and produces an annual report on executive compensation for inclusion in our proxy statement. Mr. Roth is the chair and Dr. Dennis and Dr. Riedy serve as members of the compensation committee. The compensation committee held five meetings in 2006.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee develops and recommends to our board of directors a set of corporate governance principles, adopts a code of ethics, adopts policies with respect to conflicts of interest, monitors our compliance with corporate governance requirements of state and federal law and the rules and regulations of the New York Stock Exchange, establishes criteria for prospective members of our board of directors, conducts candidate searches and interviews, oversees and evaluates our board of directors and management, evaluates from time to time the appropriate size and composition of our board of directors, recommends, as appropriate, increases, decreases and changes in the composition of our board of directors and recommends to our board of directors the slate of directors to be elected at each annual meeting of our stockholders. Ms. Cambon is the chair and Dr. Dennis, Mr. Roth and Ms. Wilson serve as members of the nominating and corporate governance committee. The nominating and corporate governance committee held three meetings in 2006.

Our board of directors has adopted charters for each of the audit committee, compensation committee and nominating and corporate governance committee. Each of the charters is available on our website at www.biomedrealty.com and will be provided without charge upon request to BioMed Realty Trust, Inc., 17140 Bernardo Center Drive, Suite 222, San Diego, California 92128, Attention: Secretary. The information contained on our website is not incorporated by reference into and does not form a part of this proxy statement.

Our board of directors may from time to time establish certain other committees to facilitate the management of BioMed.

Compensation Committee Interlocks and Insider Participation

There were no insider participations or compensation committee interlocks among the members of the committee during fiscal year 2006. At all times during fiscal year 2006, the committee was comprised solely of independent, non-employee directors.

Director Qualifications

The nominating and corporate governance committee has not set minimum qualifications for board nominees. However, pursuant to its charter, in identifying candidates to recommend for election to the board, the nominating and corporate governance committee considers the following criteria: (1) personal and professional integrity, ethics and values, (2) experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment, (3) experience in our industry and with relevant social policy concerns, (4) experience as a board member of another publicly held company, (5) academic expertise in an area of our operations and (6) practical and mature business judgment, including ability to make independent analytical inquiries. Our board of directors evaluates each individual in the context of our board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the nominating and corporate governance committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the board.

Identifying and Evaluating Nominees for Directors

The nominating and corporate governance committee identifies nominees by first evaluating the current members of our board willing to continue in service. Current members with qualifications and skills that are consistent with the nominating and corporate governance committee’s criteria for board service are re-nominated. As to new candidates, the nominating and corporate governance committee will generally poll board members and members of management for their recommendations. The nominating and corporate governance committee may also hire a search firm if deemed appropriate. An initial slate of candidates will be presented to the chair of the nominating and corporate governance committee, who will then make an initial determination as to the qualification and fit of each candidate. Final candidates will be interviewed by the Chief Executive Officer and a nominating and corporate governance committee member. The nominating and corporate governance committee will then approve final director candidates and, after review and deliberation of all feedback and data, will make its recommendation to our board of directors. Recommendations received by stockholders will be considered and processed and are subject to the same criteria as are candidates nominated by the nominating and corporate governance committee.

The foregoing notwithstanding, if we are legally required by contract or otherwise to permit a third party to designate one or more of the directors to be elected or appointed (for example, pursuant to articles supplementary designating the rights of a class of preferred stock to elect one or more directors upon a dividend default), then the nomination or appointment of such directors shall be governed by such requirements.

Each of the nominees for election as director at the annual meeting is recommended by the nominating and corporate governance committee to stand for reelection.

Stockholder Recommendations for Director Nominees

The nominating and corporate governance committee’s policy is to consider candidates recommended by stockholders. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board of directors and how the candidate satisfies the board’s criteria. The stockholder must also provide such other information about the candidate as would be required by the Securities and Exchange Commission rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The stockholder must submit proof of BioMed Realty Trust stockholdings. All communications are to be directed to the chair of the nominating and corporate governance committee, c/o BioMed Realty Trust, Inc., 17140 Bernardo Center Drive, Suite 222, San Diego, California 92128, Attention: Secretary. For the annual meeting in any subsequent year, recommendations received after 120 days prior to the anniversary of the mailing of the prior year’s proxy materials will likely not be considered timely for consideration at that year’s annual meeting.

Compensation of Directors

In 2006, each of our directors who was not an employee of our company or our subsidiaries received an annual fee of $20,000 for services as a director. The chair of the audit committee received an additional $12,000 annual fee and each director who was not an employee of our company or our subsidiaries who chaired any other committee of the board of directors received an additional $5,000 annual fee for each committee chaired. In addition, each director who was not an employee of our company or our subsidiaries received a fee of $1,500 for each board of directors meeting attended in person ($750 for telephonic attendance), a fee of $1,000 for each audit committee meeting attended in person ($500 for telephonic attendance), and a fee of $750 for each other committee meeting attended in person ($500 for telephonic attendance). Non-employee directors received fees for attending committee meetings whether or not a meeting of the board of directors was held on the same day. Directors were also reimbursed for reasonable expenses incurred to attend board of directors and committee meetings. Directors who were employees of our company or our subsidiaries did not receive compensation for their services as directors.

Effective as of January 1, 2007, each of our directors who is not an employee of our company or our subsidiaries receives an annual fee of $25,000 for services as a director. The chair of the audit committee receives an additional $15,000 annual fee and each director who is not an employee of our company or our subsidiaries who chairs any other committee of the board of directors receives an additional $5,000 annual fee for each committee chaired. In addition, each director who is not an employee of our company or our subsidiaries receives a fee of $1,500 for each board of directors meeting attended in person ($750 for telephonic attendance), a fee of $1,500 for each audit committee meeting attended in person ($500 for telephonic attendance), and a fee of $1,000 for each other committee meeting attended in person ($500 for telephonic attendance). Non-employee directors receive fees for attending committee meetings whether or not a meeting of the board of directors is held on the same day. Directors are also reimbursed for reasonable expenses incurred to attend board of directors and committee meetings. Directors who are employees of our company or our subsidiaries do not receive compensation for their services as directors.

Our non-employee directors also receive automatic grants of restricted stock under our 2004 incentive award plan. We grant 2,000 shares of restricted common stock to each non-employee director who is initially elected or appointed to the board of directors on the date of such initial election or appointment. Thereafter, on the date of each annual meeting of stockholders, each non-employee director who continues to serve on the board of directors is granted 2,000 shares of restricted common stock. The restricted stock granted to non-employee directors vests one year from the date of grant.

The table below summarizes the compensation paid by the company to non-employee directors for the fiscal year ended December 31, 2006.

	Fees Earned or		All Other
Name(1)	Paid in Cash	Stock Awards(2)	Compensation(3)	Total

Barbara R. Cambon	$48,750	$51,467	$2,280	$102,497
Edward A. Dennis, Ph.D.	41,250	51,467	2,280	94,997
Mark J. Riedy, Ph.D.	56,750	51,467	2,280	110,497
Theodore D. Roth	47,750	51,467	2,280	101,497
M. Faye Wilson(4)	45,500	52,629	2,820	100,949

(1)	Alan D. Gold, our Chairman, President and Chief Executive Officer, and Gary A. Kreitzer, our Executive Vice President, General Counsel and Secretary, are not included in this table because they are employees and thus receive no compensation for their services as directors. The compensation received by Messrs. Gold and Kreitzer as employees are shown in the Summary Compensation Table below.

(2)	Amounts shown for stock awards reflect the dollar value recognized for financial statement purposes for the fiscal year ended December 31, 2006 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”), including amounts related to restricted stock granted in prior years that were unvested at January 1, 2006, as further described in Notes 1 and 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. The costs for awards made during 2006 disregard adjustments for forfeiture assumptions, and the costs for awards made prior to 2006 are determined in accordance with the modified prospective transition method under SFAS 123(R). During 2006, each of our independent directors was granted 2,000 shares of restricted stock with an aggregate value on the grant date under SFAS 123(R) of $57,180, based on the closing market price of our common stock on May 19, 2006 of $28.59. The shares vest one year from the date of grant, and represent the only unvested shares of restricted stock held by our non-employee directors at December 31, 2006.

(3)	All other compensation represents dividends paid on unvested restricted stock, and excludes dividends paid on vested restricted stock. Dividends are paid on the entirety of the restricted stock grants, including the unvested portion, from the date of the grant.

(4)	The amounts reflected for Ms. Wilson under Stock Awards and All Other Compensation include costs and dividends relating to the grant of 2,000 shares of restricted stock upon becoming a director on January 10, 2005, which vested one year from the date of grant.

Policy Governing Stockholder Communications with the Board of Directors

Our board of directors welcomes communications from our stockholders. Any stockholder or other interested party who wishes to communicate with the board or one or more members of the board should do so in writing in care of the General Counsel of BioMed, at our principal office, 17140 Bernardo Center Drive, Suite 222, San Diego, California 92128. The General Counsel is directed to forward each appropriate communication to the director or directors for whom it is intended.

Policy Governing Director Attendance at Annual Meetings of Stockholders

We encourage, but do not require, our board members to attend the annual meeting of stockholders. All of our directors, except Ms. Cambon, attended our 2006 Annual Meeting of Stockholders, which was held on May 19, 2006.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

We have adopted a Code of Business Conduct and Ethics that applies to our officers, employees and directors. In addition, our board of directors has adopted Corporate Governance Guidelines to assist the board in the exercise of its responsibilities and to serve the interests of BioMed and its stockholders. The Code of Business Conduct and Ethics and Corporate Governance Guidelines are posted on our website at www.biomedrealty.com and will be provided without charge upon request to BioMed Realty Trust, Inc., 17140 Bernardo Center Drive, Suite 222, San Diego, California 92128, Attention: Secretary.

Recommendation of the Board of Directors

Our board of directors recommends that stockholders vote FOR each of the nominees set forth above. Proxies solicited by the board of directors will be so voted unless stockholders specify otherwise on the enclosed proxy.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2007, and our board of directors has directed that management submit the selection of the independent registered public accounting firm for ratification by our stockholders at the annual meeting. KPMG LLP has audited our financial statements since our inception in 2004. Representatives of KPMG LLP are expected to be present at the annual meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board of directors is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the company.

The affirmative vote of a majority of the votes cast at the annual meeting is required for the ratification of the selection of KPMG LLP as our independent registered public accounting firm.

Recommendation of the Board of Directors

Our board of directors recommends that stockholders vote FOR the ratification of the selection of KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2007.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 31, 2007, except as otherwise set forth in the footnotes to the table, the beneficial ownership of shares of our common stock and shares of common stock into which units of limited partnership in our operating partnership, BioMed Realty, L.P., a Maryland limited partnership of which we are the sole general partner, are exchangeable for (1) each person who is the beneficial owner of 5% or more of the outstanding common stock, (2) each executive officer named in the Summary Compensation Table below (the “Named Executive Officers”), (3) each director and nominee for director and (4) executive officers and directors as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the footnotes to the table. The extent to which a person holds operating partnership units as opposed to shares of common stock is set forth in the footnotes below. Unless otherwise indicated, the address of each named person is c/o BioMed Realty Trust, Inc., 17140 Bernardo Center Drive, Suite 222, San Diego, California 92128. We are not aware of any pledge of our common stock by any of our executive officers or directors, or of any pledge of our common stock that could result in a change in control of the company.

	Number of Shares of	Percentage of	Percentage of Shares
	Common Stock and	Shares of Common	of Common Stock and
	Units Beneficially	Stock Beneficially	Units Beneficially
Name and Address	Owned(1)	Owned(2)	Owned(2)(3)

Alan D. Gold(4)	1,561,207	*	2.3%
Gary A. Kreitzer(5)	959,376	*	1.4
John F. Wilson, II(6)	539,272	*	*
Matthew G. McDevitt(7)	132,541	*	*
R. Kent Griffin, Jr.(8)	85,000	*	*
Mark J. Riedy, Ph.D.(9)	15,868	*	*
Edward A. Dennis, Ph.D(9)	10,500	*	*
Barbara R. Cambon(9)	8,000	*	*
M. Faye Wilson(9)	8,000	*	*
Theodore D. Roth(9)	7,000	*	*
Cohen & Steers, Inc.(10)	5,183,969	7.9	7.9
The Vanguard Group, Inc.(11)	3,873,273	5.9	5.9
ING Groep N.V.(12)	3,551,457	5.4	5.4
All executive officers and directors as a group (10 persons)	3,326,764	*	4.9

*	Less than 1%.

(1)	Amounts assume that all units are exchanged for shares of our common stock.

(2)	Based on a total of 65,454,789 shares of our common stock outstanding as of March 31, 2007.

(3)	Based on a total of 2,863,564 limited partnership units and 420,166 long-term incentive plan units (“LTIP units”) outstanding as of March 31, 2007, which may be exchanged for cash or shares of our common stock under certain circumstances. The total number of shares of common stock and units outstanding used in calculating these percentages assumes that none of the units held by other persons are exchanged for shares of our common stock.

(4)	Includes 1,141,742 limited partnership units and 117,500 LTIP units held by Mr. Gold directly. Also includes Mr. Gold’s interest in 179,038 limited partnership units held by entities in which Messrs. Gold and Kreitzer share voting and investment power.

(5)	Includes 642,528 limited partnership units and 69,000 LTIP units held by Mr. Kreitzer directly. Also includes 80,000 limited partnership units held by Ventanas Del Mar, L.P., over which Mr. Kreitzer has sole voting and investment power, and includes Mr. Kreitzer’s interest in 109,715 limited partnership units held by entities in which Messrs. Gold and Kreitzer share voting and investment power.

(6)	Includes 425,073 limited partnership units and 76,500 LTIP units held by Mr. Wilson directly. Also includes 6,876 limited partnership units and 378 shares of common stock held by Mr. Wilson’s wife.

(7)	Includes 44,541 limited partnership units and 87,000 LTIP units.

(8)	Includes 37,500 shares of restricted common stock and 42,500 LTIP units.

(9)	Includes 2,000 shares of restricted common stock.

(10)	Cohen & Steers, Inc.’s address is 280 Park Avenue, 10th Floor, New York, New York 10017. The foregoing information is based on Cohen & Steers, Inc.’s Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2007.

(11)	Includes 110,384 shares beneficially owned by Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares. The Vanguard Group, Inc.’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The foregoing information is based on The Vanguard Group, Inc.’s Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007.

(12)	Includes 3,524,457 shares held by indirect subsidiaries of ING Groep N.V. in their role as a discretionary manager of client portfolios, and 27,000 shares held by indirect subsidiaries of ING Groep N.V. in their role as trustee. ING Groep N.V.’s address is Amstelveenseweg 500, 1081 KL Amsterdam, The Netherlands. The foregoing information is based on ING Groep N.V.’s Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007.

EXECUTIVE OFFICERS

Our executive officers and their ages as of March 31, 2007 are as follows:

Name	Position	Age

Alan D. Gold	Chairman, President and Chief Executive Officer	46
Gary A. Kreitzer	Executive Vice President, General Counsel and Secretary	52
John F. Wilson, II	Executive Vice President — Operations	45
R. Kent Griffin, Jr.	Chief Financial Officer	37
Matthew G. McDevitt	Regional Executive Vice President	41

Biographical information with respect to Messrs. Gold and Kreitzer is set forth above under “Election of Directors — Information Regarding Directors.”

John F. Wilson, II has served as our Executive Vice President — Operations since March 2006 and previously as our Chief Financial Officer since our formation in 2004. Mr. Wilson also served as Chief Financial Officer with Bernardo Property Advisors since 1998. From 1996 to 1998, Mr. Wilson served as President and Chief Executive Officer of SupraLife International, a private company that develops and manufactures nutritional and other health care products. From 1994 to 1996, Mr. Wilson was an audit partner, and from 1989 to 1994 an audit manager, at Harlan & Boettger, a public accounting firm. Mr. Wilson served on the Qualifications Committee of the California State Board of Accountancy from 1995 to 1997. Mr. Wilson also was employed as an accountant at Arthur Andersen LLP from 1984 to 1989. Mr. Wilson received his Bachelor of Arts Degree in Business Economics from the University of California, Santa Barbara, and is a certified public accountant. Mr. Wilson is a member of Financial Executives International, the National Investor Relations Institute, the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

R. Kent Griffin, Jr. has served as our Chief Financial Officer since March 2006. Mr. Griffin previously was part of the real estate investment banking group at Raymond James & Associates, Inc. where he was a Senior Vice President responsible for advising real estate clients on public and private equity and debt issuance, mergers and acquisitions, and other services. Prior to joining Raymond James in 2003, Mr. Griffin spent four years with JP Morgan in its global real estate investment banking group in both New York and San Francisco. Mr. Griffin was part of the real estate service group for Arthur Andersen LLP from 1992 to 1997, where he was responsible for a range of audit and advisory services. Mr. Griffin received a Master of Business Administration from the University of North Carolina and a Bachelor of Science Degree in Business and Accountancy from Wake Forest University. Mr. Griffin is a certified public accountant and a member of the National Association of Real Estate Investment Trusts.

Matthew G. McDevitt has served as our Regional Executive Vice President since February 2006 and previously as our Vice President, Acquisitions since joining us in 2004. Mr. McDevitt previously served as President of McDevitt Real Estate Services, Inc. (MRES), which Mr. McDevitt formed in October 1997 as a full service real estate provider focusing on the life science industry. Before founding MRES, Mr. McDevitt spent ten years as a commercial real estate broker in the Washington, D.C. metropolitan area. Mr. McDevitt received his Bachelor of Arts Degree in Business from Gettysburg College. He currently serves on the board of directors of the Massachusetts Chapter of the National Association of Industrial and Office Properties, and is a member of the Montgomery County High Tech Council, the Pennsylvania Biotechnology Association and the Biotech Council of New Jersey.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Executive Compensation Program Overview

The compensation committee reviews and approves our compensation program, and has the primary authority to determine the compensation (including annual base salaries and bonuses), for our executive officers. The committee also administers our compensation plans, including our incentive award plan and the granting of restricted stock and any other awards thereunder.

The compensation program is intended to encourage high performance, promote accountability and assure that employee interests are aligned with the interests of our stockholders. We seek to provide total compensation to the executive officers that is competitive with total compensation paid by comparable companies. The compensation committee may retain compensation and other management consultants to assist with, among other things, structuring our various compensation programs and determining appropriate levels of salary, bonus and other compensatory awards payable to our executive officers and key employees, as well as to guide us in the development of near-term and long-term individual performance objectives necessary to achieve long-term profitability. Any compensation consultant retained by the compensation committee reports to the chairman of the compensation committee, and the compensation committee retains the right to terminate or replace the consultant at any time. Pursuant to the compensation committee’s charter, the compensation committee has the power to engage such consultants and other advisors.

Our executive compensation policies are designed to meet the following objectives: (1) to attract, retain and motivate talented executives, (2) to reward individual achievement appropriately and (3) to enhance BioMed’s financial performance, and thus stockholder value, by significantly aligning the financial interests of our executives with those of our stockholders. To accomplish these objectives, our executive compensation program primarily includes: (A) annual base salaries, (B) cash bonuses and (C) long-term incentives through restricted stock grants and other equity-based compensation. When making compensation decisions for executive officers, the compensation committee evaluates each compensation element in the context of the executive’s overall total compensation.

We believe that the compensation of our executive officers should largely reflect their success as a management team, rather than as individuals, and that the performance of the executives in managing our company and creating long-term value for our stockholders should be the basis for determining their overall compensation.

To assist in its efforts to meet the objectives outlined above, the compensation committee has retained FPL Associates Compensation, a nationally known executive compensation and benefits consulting firm, to advise it on the amount and form of our executive compensation and benefit programs, as well as to provide general executive compensation consulting services and respond to any compensation committee member’s questions and to management’s need for advice and counsel. In connection with the compensation committee’s year-end 2006 compensation review and determinations, FPL Associates provided data regarding market practices and provided advice regarding executive annual base salaries, cash bonuses and long-term incentive compensation, consistent with our compensation philosophies and objectives.

In determining compensation for our executive officers, the compensation committee annually surveys each company in our peer group and examines each peer company’s performance and the compensation elements and levels provided to their executive officers. The compensation committee then evaluates our performance and generally determines whether the compensation elements and levels that we provide to our executive officers are appropriate relative to the compensation elements and levels provided to their counterparts at our peer companies, in light of each executive officer’s individual contribution to our performance. In addition to reviewing executive officers’ compensation against the peer companies, the compensation committee also solicits input and recommendations from Mr. Gold, our chief executive officer, regarding total compensation for each of our executive officers. The compensation committee believes that the compensation paid to each of our executive officers is generally consistent with the compensation paid to executive officers of our peer group companies.

The compensation committee, with input from the compensation consultant, annually reviews the composition of the peer group and the criteria and data used in compiling the peer group list, and makes appropriate modifications. For 2006, the peer group used by the compensation committee included the following real estate investment trusts: Alexandria Real Estate Equities, Inc., Brandywine Realty Trust, Corporate Office Properties Trust, Crescent Real Estate Equities Company, Digital Realty Trust, Inc., First Industrial Realty Trust, Inc., Glenborough Realty Trust Incorporated, Health Care REIT, Inc., Highwoods Properties, Inc., Kilroy Realty Corporation, Mack-Cali Realty Corporation, Maguire Properties, Inc., Mid-America Apartment Communities, Inc., Nationwide Health Properties, Inc., New Plan Excel Realty Trust, Inc., Pennsylvania Real Estate Investment Trust, Post Properties, Inc., Realty Income Corporation and Strategic Hotels & Resorts, Inc.

Although the compensation committee obtains and reviews compensation data from its peers, it does not believe that it is appropriate to establish compensation levels based solely on benchmarking. Instead, the compensation committee relies upon its judgment in making compensation decisions, after reviewing the performance of the company and carefully evaluating an executive officer’s individual performance during the year and, for executive officers other than Mr. Gold, business unit performance during the year. We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards.

Based on the performance of the company and our executive team, the objective of the compensation committee was to target total compensation for 2006 for our executive officers at a level that was generally at or near the 75th percentile of the total compensation paid to executives holding comparable positions within the peer group companies. The compensation committee also allocated total compensation between cash and equity compensation based on benchmarking to our peer group companies. The committee compared the executive compensation programs as a whole and also compared the pay of individual executives if the positions were sufficiently similar to make the comparisons meaningful.

Elements of the Executive Compensation Program

Base Salary

The initial base salary for each executive officer is provided in the employment agreement between BioMed and such officer, as described below under “Employment Agreements,” subject to annual increases based on increases in the consumer price index and further increases in the discretion of the board of directors or compensation committee. In determining base salary increases, the compensation committee considered each executive officer’s individual performance, the company’s overall performance and competitive salary information.

In connection with the annual review of their performance, in January 2007, the compensation committee approved increases to the annual base salaries of our executive officers, effective January 1, 2007, with Mr. Gold’s annual base salary increased 7% to $450,000, each of Messrs. Wilson’s, Griffin’s and McDevitt’s annual base salary increased 3% to $298,500, and Mr. Kreitzer’s annual base salary increased 4% to $150,000.

Annual Cash Bonuses

Our annual executive bonus program is intended to reward our executive officers for individual achievement in supporting the fulfillment of corporate objectives, and each executive officer’s employment agreement provides for an annual bonus range. Our goal is to have a significant portion of the executive officers’ cash compensation consist of performance-based bonuses.

The compensation committee, subject to the terms of the executive officers’ employment agreements and with input from our chief executive officer with respect to the other executive officers, uses its discretion in determining actual bonus amounts, based on its review of the performance of the company, careful evaluation of each executive officer’s performance and applicable business unit performance during the year, and the level of pay of each executive officer compared to other similarly situated executives in the peer companies as described above.

The specific amounts of the cash bonuses awarded to our Named Executive Officers for the 2006 fiscal year are reflected in the Summary Compensation Table. Bonuses were approved by the Compensation Committee in January 2007 and paid in February 2007.

Long-Term Incentives — Restricted Stock Awards

Our 2004 incentive award plan authorizes the compensation committee to grant stock options, restricted stock, LTIP units, dividend equivalents, stock appreciation rights, restricted stock units and other incentive awards to our executive officers and other key employees. The long-term incentive aspect of our executive compensation program is realized primarily by the granting of restricted stock awards and LTIP units under our incentive award plan. These equity incentive awards are designed to increase senior management’s stock ownership in BioMed, attract and retain experienced and talented employees and to encourage their long-term quality performance with BioMed. Because the value of the equity award is dependent upon stock performance, the long-term equity incentive program directly aligns employee compensation with the interests of our stockholders. In addition, equity incentive awards generally vest over three or four years, thereby providing an incentive for the grantee to remain with BioMed, and dividends are paid on the entirety of the grant from the date of the grant.

The compensation committee has authority to grant equity incentive awards to our executive officers. Annual equity incentive awards are generally made in connection with the compensation committee’s annual review of company performance and executive officer performance conducted in the first quarter of each year. In granting equity incentive awards, the compensation committee considers the recommendations of senior management, the duties and responsibilities of the individual, the anticipated future performance of the individual, and that individual’s ability to impact positively the achievement of BioMed’s objectives, as well as competitive compensation information from our peer group companies. The incentive award plan does not provide any formulated method for weighing these factors, and a decision to grant an award is based primarily upon the compensation committee’s evaluation of the past as well as the future anticipated performance and responsibilities of the individual in question.

For the 2006 fiscal year, in January 2007, Mr. Gold was granted 52,500 LTIP units, Mr. Kreitzer was granted 45,000 LTIP units, Mr. Wilson was granted 52,500 LTIP units, Mr. Griffin was granted 32,500 shares of restricted stock and 32,500 LTIP units, and Mr. McDevitt was granted 70,000 LTIP units. The equity incentive awards granted to our Named Executive Officers in 2006 are reflected in the Grants of Plan-Based Awards table.

Prior to December 28, 2006, our 2004 incentive award plan determined the fair market value of our common stock by reference to the closing price of our common stock on the New York Stock Exchange as of the trading day immediately preceding the date of grant. Effective as of December 28, 2006, we amended this stock award plan to provide that the fair market value of our common stock is determined by reference to the closing price of our common stock on the New York Stock Exchange on the date of grant.

Equity Grant Practices.

The annual awards of unvested restricted stock and LTIP units are granted to our executive officers at the compensation committee’s regularly scheduled meeting in the first quarter of each year. Such equity awards are effective upon grant. Board and committee meetings are generally scheduled at least a year in advance. Scheduling decisions are made without regard to anticipated earnings or other major announcements by the company. We have not awarded any stock options.

Defined Contribution Plan

We established and maintain a retirement savings plan under Section 401(k) of the Internal Revenue Code of 1986, as amended, or the Code, to cover our eligible employees, including our executive officers, which became effective as of January 1, 2005. The plan allows eligible employees to defer, within prescribed limits, up to 100% of their compensation on a pre-tax basis through contributions to the plan. We currently match each eligible participant’s contributions, within prescribed limits, with an amount equal to 50% of such participant’s initial 6% tax-deferred contributions. In addition, we reserve the right to make additional discretionary contributions on behalf of eligible participants. Our employees are eligible to participate in the plan if they meet certain requirements, including a minimum period of credited service. Any matching and discretionary company contributions may be subject to certain vesting requirements. Some classes of employees, such as those covered by a collective bargaining agreement, will not be eligible to participate in the plan. We believe that our 401(k) plan is an appropriate element of compensation, which is competitive within our peer group companies and necessary to attract and retain employees.

Other Benefits

We provide benefits such as medical, dental and life insurance and disability coverage for all of our employees, including our executive officers. We also provide personal paid time off and other paid holidays to all employees, including the executive officers, which are similar to those provided at comparable companies. In addition, under the terms of the executive officers’ employment agreements described below, we provide reimbursement for the premiums for long-term disability and life insurance policies and car allowances, and in the case of Mr. Griffin, we provided a relocation reimbursement upon his joining the company in 2006.

Employment Agreements

In order to specify our expectations with regard to our executive officers’ duties and responsibilities and to provide greater certainty with regard to the amounts payable to our executive officers in connection with certain terminations or change in control events, our board of directors has approved and we have entered into employment agreements with each of our executive officers. Except as provided below, all of the employment agreements with our executive officers contain substantially similar terms. We believe that the employment agreements offer competitive terms and are appropriate to attract and retain individuals at the executive officer level.

We entered into employment agreements, effective as of August 6, 2004, with Messrs. Gold, Kreitzer, Wilson and McDevitt. The employment agreements, as amended to date, provide for Mr. Gold to serve as our Chairman, Chief Executive Officer and President, Mr. Kreitzer to serve as our Executive Vice President, General Counsel and Secretary, Mr. Wilson to serve as our Executive Vice President — Operations and Mr. McDevitt to serve as our Regional Executive Vice President. We also entered into an employment agreement, effective as of March 27, 2006, with Mr. Griffin to serve as our Chief Financial Officer. These employment agreements require Messrs. Gold, Wilson, McDevitt and Griffin, as applicable, to devote such attention and time to our affairs as is necessary for the performance of their duties, but also permit them to devote time to their outside business interests consistent with past practice. Under the employment agreements with Messrs. Gold and Kreitzer, we will use our best efforts to cause Mr. Gold to be nominated and elected as Chairman of our board of directors and Mr. Kreitzer to be nominated and elected as a member of our board of directors.

On September 15, 2006, we entered into an amendment to Mr. Kreitzer’s employment agreement, under which Mr. Kreitzer will continue to serve as Executive Vice President, General Counsel and Secretary of BioMed at 50% of a full-time work schedule and Mr. Kreitzer will continue to serve as a member of BioMed’s board of directors. Among other things, the amendment reduced Mr. Kreitzer’s annual base salary to $144,375 and provides that any bonuses will be determined by BioMed’s board of directors or the compensation committee of the board of directors, in its discretion.

The employment agreements with Messrs. Gold, Kreitzer and Wilson have a term of three years, and the employment agreements with Messrs. McDevitt and Griffin have two-year terms, starting on their respective effective dates. Each employment agreement provides for automatic one-year extensions thereafter, unless either party provides at least six months’ notice of non-renewal.

The employment agreements provide for:

•	initial annual base salaries, subject to annual increases based on increases in the consumer price index and further increases in the discretion of our board of directors or the compensation committee of our board of directors,

•	eligibility for annual cash performance bonuses based on the satisfaction of performance goals established by our board of directors or the compensation committee of our board of directors,

•	participation in other incentive, savings and retirement plans applicable generally to our senior executives,

•	medical and other group welfare plan coverage and fringe benefits provided to our senior executives,

•	payment of the premiums for a long-term disability insurance policy which will provide benefits equal to at least 60% of an executive’s annual base salary,

•	payment of the premiums for a $1 million term life insurance policy,

•	monthly payments of $750 ($1,000 in the case of Mr. Gold and $375 in the case of Mr. Kreitzer) for an automobile allowance, and

•	in the case of Mr. Griffin, a one-time reimbursement payment for reasonable moving expenses up to a total of $50,000.

Each executive, other than Mr. Kreitzer, has a minimum annual bonus equal to 50% of base salary. Mr. Gold’s annual bonus may be up to 200% of his base salary. Messrs. Wilson, McDevitt and Griffin may have annual bonuses up to 150% of their base salary.

The employment agreements provide that, if an executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each as defined in the applicable employment agreement), or, in the case of Mr. Gold, if we fail to renew his employment agreement for each of the first two renewal years, the executive will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•	an amount, which we refer to as the severance amount, equal to the sum of the then-current annual base salary plus average bonus over the prior three years, multiplied by

•	with respect to Messrs. Gold, Kreitzer, Wilson and Griffin, three, or

•	with respect to Mr. McDevitt, one,

50% of which amount shall be paid in a lump sum and the remaining 50% of which amount will be paid in equal monthly installments over two years (or, with respect to Mr. McDevitt, one year),

•	payments of premiums for long-term disability insurance and life insurance for 12 months following the executive’s termination of employment, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer,

•	health benefits for 18 months following the executive’s termination of employment at the same level as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer,

•	up to $15,000 worth of outplacement services at our expense, and

•	100% of the unvested stock options held by the executive will become fully exercisable and 100% of the unvested restricted stock held by such executive will become fully vested.

Under the employment agreements, we agree to make an additional tax gross-up payment to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Code. However, if a reduction in the payments and benefits of 10% or less would render the excise tax inapplicable, then the payments and benefits will be reduced by such amount, and we will not be required to make the gross-up payment.

Each employment agreement provides that, if the executive’s employment is terminated by us without cause or by the executive for good reason within one year after a “change in control” (as defined in the applicable employment agreement), then the executive will receive the above benefits and payments as though the executive’s employment was terminated without cause or for good reason. However, the severance amount shall be paid in a lump sum.

Each employment agreement also provides that the executive or his estate will be entitled to certain severance benefits in the event of his death or disability. Specifically, each executive or, in the event of the executive’s death, his beneficiaries, will receive:

•	an amount equal to the then-current annual base salary,

•	health benefits for the executive and/or his eligible family members for 12 months following the executive’s termination of employment, and

•	in the event the executive’s employment is terminated as a result of his disability, we will continue to pay the premiums on the long-term disability and life insurance policies described above for 12 months.

The employment agreements also contain standard confidentiality provisions, which apply indefinitely, and non-solicitation provisions, which apply during the term of the employment agreements and for any period thereafter during which the executive is receiving payments from us.

Additional information concerning the potential payments our executive officers may receive in the event of termination of their employment or a change in control of the company is provided in the Potential Payments Upon Termination or Change-in-Control table below.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code precludes a publicly held company from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid officers, unless such compensation is performance based and certain specific and detailed criteria are satisfied. The compensation committee considers the anticipated tax treatment to the company and the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of the executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the committee’s control also can affect deductibility of compensation. Based on current interpretations, the committee believes that BioMed’s current incentive award plans have been structured so that compensation paid in connection with the grant of restricted stock under the plans will qualify as performance based compensation under Section 162(m). However, the committee’s general policy is to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals. Accordingly, the compensation committee has not adopted a policy that all compensation must be deductible.

Sections 280G and 4999 of the Code

Sections 280G and 4999 of the Code impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments for purposes of Sections 280G and 4999 of the Code if his or her compensation is contingent on a change in the ownership or control of a corporation, and the aggregate amount of such contingent compensatory payments and benefits equal or exceeds three times the executive’s base amount. If the executive’s aggregate contingent compensatory payments and benefits equal or exceeds three times the base amount, the portion of the payments and benefits in excess of the base amount are treated as excess parachute payments. Treasury Regulations define the events that constitute a change in ownership or control of a corporation for purposes of Sections 280G and 4999 of the Code and the executives subject to Sections 280G and 4999 of the Code.

An executive’s base amount generally is determined by averaging the executive’s Form W-2 taxable compensation from the corporation and its subsidiaries for the five calendar years preceding the calendar year in which the change in ownership or control occurs. An executive’s excess parachute payments are subject to a 20% excise tax under Section 4999 of the Code, in addition to any applicable federal income and employment taxes. Also, the corporation’s compensation deduction with respect to the executive’s excess parachute payments is disallowed under Section 280G of the Code. If we were to be subject to a change of control, certain amounts received by our executives (for example, amounts attributable to the accelerated vesting of nonvested stock awards) could be excess parachute payments under Sections 280G and 4999 of the Code.

Compensation Committee Report

The compensation committee of the company’s board of directors has submitted the following report for inclusion in this proxy statement:

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

This report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

Theodore D. Roth, Chair
Edward A. Dennis, Ph.D.
Mark J. Riedy, Ph.D.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of our Named Executive Officers for the fiscal year ended December 31, 2006.

				Stock	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(2)	Compensation(3)	Total

Alan D. Gold	2006	$420,000	$765,748	$1,201,145	$96,000	$2,482,893
Chairman, President and
Chief Executive Officer

Gary A. Kreitzer	2006	246,548	297,200	571,487	44,194	1,159,429
Executive Vice President,
General Counsel and Secretary

John F. Wilson, II	2006	288,750	397,200	538,157	48,140	1,272,247
Executive Vice President — Operations(1)

R. Kent Griffin, Jr.	2006	222,115	430,807	282,180	78,094	1,013,196
Chief Financial Officer(1)

Matthew G. McDevitt	2006	288,750	409,978	354,812	69,129	1,122,669
Regional Executive Vice President

(1)	Mr. Griffin joined us as our Chief Financial Officer on March 27, 2006. Mr. Griffin’s annual base salary for 2006 was $288,750. Mr. Wilson served as our Chief Financial Officer until March 27, 2006.

(2)	Amounts shown for stock awards reflect the dollar value recognized for financial statement purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R), including amounts related to restricted stock granted in prior years that were unvested at January 1, 2006, as further described in Notes 1 and 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. The costs for awards made during 2006 disregard adjustments for forfeiture assumptions, and the costs for awards made prior to 2006 are determined in accordance with the modified prospective transition method under SFAS 123(R). Additional information regarding grants awarded in 2006 is presented in the Grants of Plan-Based Awards table below.

(3)	All other compensation represents health, life and disability insurance premiums, 401(k) matching contributions, automobile allowances, a relocation reimbursement and dividends on unvested restricted stock (and excludes dividends on vested restricted stock), as follows:

					Dividends
		401(K)			Paid on
	Insurance	Matching	Automobile	Relocation	Unvested	Total Other
Name	Premiums	Contributions	Allowances	Reimbursement	Stock	Compensation

Alan D. Gold	$11,850	$7,500	$12,000	—	$64,650	$96,000
Gary A. Kreitzer	6,489	5,100	7,675	—	24,930	44,194
John F. Wilson, II	6,710	7,500	9,000	—	24,930	48,140
R. Kent Griffin, Jr.	2,611	1,333	6,750	$50,000	17,400	78,094
Matthew G. McDevitt	13,599	7,500	9,000	—	39,030	69,129

Grants of Plan-Based Awards

The table below provides information about restricted stock awards granted to our Named Executive Officers during the fiscal year ended December 31, 2006.

				Grant Date Fair
			All Other Stock Awards: Number	Value of Stock
Name	Grant Date		of Shares of Stock or Units(2)	Awards(3)

Alan D. Gold	2/3/06		30,000	$801,000
	3/23/06		15,000	429,000
Gary A. Kreitzer	2/3/06		15,000	400,500
John F. Wilson, II	2/3/06		15,000	400,500
R. Kent Griffin, Jr.	3/27/06	(1)	20,000	566,400
Matthew G. McDevitt	2/3/06		15,000	400,500

(1)	Grant of restricted stock award was approved by our board of directors on February 27, 2006, and became effective upon Mr. Griffin joining us as our Chief Financial Officer on March 27, 2006.

(2)	The equity awards granted to Messrs. Gold, Kreitzer, Wilson and McDevitt vest at a rate of 33 1/3% per year, and the equity award granted to Mr. Griffin vests at a rate of 50% per year. The compensation committee, or the board of directors, grants restricted stock awards that generally vest over two to four years in accordance with the provisions of our 2004 incentive award plan.

(3)	This column has been calculated by multiplying the closing market price of our common stock on the grant date for the respective restricted stock awards by the number of shares awarded, in accordance with SFAS 123R. The closing market prices on February 3, 2006, March 23, 2006 and March 27, 2006 were $26.70, $28.60 and $28.32, respectively.

Employment Agreements

For a description of the employment agreements with our Named Executive Officers, see the descriptions above under “Compensation Discussion and Analysis — Employment Agreements.”

2004 Incentive Award Plan

We have adopted the 2004 Incentive Award Plan of BioMed Realty Trust, Inc. and BioMed Realty, L.P. The incentive award plan became effective on August 3, 2004. The incentive award plan provides for the grant to employees and consultants of our company and our operating partnership (and their respective subsidiaries) and directors of our company of stock options, restricted stock, LTIP units, dividend equivalents, stock appreciation rights, restricted stock units and other incentive awards. Only employees of our company and its qualifying subsidiaries are eligible to receive incentive stock options under the incentive award plan. We have reserved a total of 2,500,000 shares of our common stock for issuance pursuant to the incentive award plan, subject to certain adjustments as set forth in the plan. As of December 31, 2006, 705,014 shares of restricted stock had been granted and 1,794,986 shares remained available for future grants under the incentive award plan.

In December 2006, we amended the incentive award plan to allow for the issuance of LTIP units to directors, officers and other employees. LTIP units represent a profits interest in our operating partnership for services rendered or to be rendered by the LTIP unitholder in their capacity as a partner, or in anticipation of becoming a partner, in the operating partnership. Initially, LTIP units do not have full parity with common units of the operating partnership with respect to liquidating distributions although they receive the same quarterly per unit distributions as common units and may vote the LTIP units from the date of issuance. The LTIP units are subject to vesting requirements, which lapse over a specified period of time (normally three or four years from the date of issuance). In addition, the LTIP units are generally subject to a two-year lock-up period during which time the LTIP unit may not be redeemed or sold by the LTIP unitholder. Upon the occurrence of specified events, LTIP units may over time achieve full parity with common units of the operating partnership for all purposes. Upon achieving full parity, known as the equalization date, and satisfying the vesting and any related lock-up periods, LTIP units may be redeemed for an equal number of shares of our common stock or cash, at our election.

In connection with the amendments to the incentive award plan described above, we granted to certain officers the right to cancel previously issued unvested restricted stock grants and to receive in return an equal number of LTIP units, which would retain the same vesting schedule. As a result, on December 28, 2006, 140,000 LTIP units were granted to our Named Executive Officers pursuant to the cancellation of the corresponding unvested restricted stock awards.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information about outstanding equity awards for each of our Named Executive Officers as of December 31, 2006.

	Stock Awards
	Number of Shares or	Market Value of Shares
	Units of Stock That	or Units of Stock That
Name	Have Not Vested(1)	Have Not Vested(2)

Alan D. Gold	107,223	$3,066,578
Gary A. Kreitzer	48,445	1,385,527
John F. Wilson, II	46,223	1,321,978
R. Kent Griffin, Jr.	20,000	572,000
Matthew G. McDevitt	34,000	972,400

(1)	The equity awards granted to Messrs. Gold, Kreitzer, Wilson and McDevitt vest at a rate of 33 1/3% per year, and the equity award granted to Mr. Griffin vests at a rate of 50% per year.

(2)	Market value has been calculated as the closing market price of our common stock at December 29, 2006 of $28.60, multiplied by the outstanding unvested stock awards for each Named Executive Officer.

Stock Vested

The table below provides information about restricted stock and LTIP unit vesting for each of our Named Executive Officers during the fiscal year ended December 31, 2006.

	Stock and Unit Awards
	Number of Shares or
	Units Acquired on	Value Realized on
Name	Vesting(1)	Vesting(2)

Alan D. Gold	67,223	$1,922,578
Gary A. Kreitzer	33,945	970,827
John F. Wilson, II	31,723	907,278
R. Kent Griffin, Jr.	10,000	286,000
Matthew G. McDevitt	19,500	557,700

(1)	This column represents the aggregate of equity grants from August 6, 2004 through December 31, 2006 to the Named Executive Officers that vested on January 1, 2007.

(2)	This column represents the value as calculated by multiplying the closing market price of our common stock at December 29, 2006 of $28.60, by the number of shares that vested.

Potential Payments Upon Termination or Change-in-Control

The table below reflects the amount of compensation that each of our Named Executive Officers would be entitled to receive under his existing employment agreement with the company upon termination of such executive’s employment in certain circumstances. The amounts shown assume that such termination was effective as of December 31, 2006, and are only estimates of the amounts that would be paid out to such executives upon termination of their employment. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the company. Please see the section above entitled “Compensation Discussion and Analysis — Employment Agreements” for further discussion. In the event of a termination for cause or without good reason, including in connection with a change in control, the executives would not be entitled to any of the amounts reflected in the table.

			Termination
		Termination	w/o Cause or
		w/o Cause or	for Good
		for Good	Reason (in
		Reason (apart	connection
		from Change-	with Change-
Name	Benefit	in-Control)(1)	in-Control)(1)	Death	Disability(2)

Alan D. Gold	Severance Payment	$2,799,777	$2,799,777	$420,000	$420,000
	Accelerated Equity Award Vesting(3)	3,066,578	3,066,578	—	—
	Medical Benefits(4)	18,000	18,000	12,000	12,000
	Long-Term Disability Benefits(5)	—	—	—	—
	Life Insurance Benefits(5)	5,850	5,850	—	5,850
	Outplacement Services	15,000	15,000	—	—
	Excise Tax Gross-up	—	—	—	—

Total Value:		$5,905,205	$5,905,205	$432,000	$437,850

			Termination
		Termination	w/o Cause or
		w/o Cause or	for Good
		for Good	Reason (in
		Reason (apart	connection
		from Change-	with Change-
Name	Benefit	in-Control)(1)	in-Control)(1)	Death	Disability(2)

Gary A. Kreitzer	Severance Payment	1,198,380	1,198,380	144,375	144,375
	Accelerated Equity Award Vesting(3)	1,385,527	1,385,527	—	—
	Medical Benefits(4)	18,000	18,000	12,000	12,000
	Long-Term Disability Benefits(5)	—	—	—	—
	Life Insurance Benefits(5)	1,259	1,259	—	1,259
	Outplacement Services	15,000	15,000	—	—
	Excise Tax Gross-up	—	—	—	—

Total Value:		$2,618,166	$2,618,166	$156,375	$157,634

John F. Wilson, II	Severance Payment	1,731,505	1,731,505	288,750	288,750
	Accelerated Equity Award Vesting(3)	1,321,978	1,321,978	—	—
	Medical Benefits(4)	18,000	18,000	12,000	12,000
	Long-Term Disability Benefits(5)	—	—	—	—
	Life Insurance Benefits(5)	710	710	—	710
	Outplacement Services	15,000	15,000	—	—
	Excise Tax Gross-up	—	—	—	—

Total Value:		$3,087,193	$3,087,193	$300,750	$301,460

R. Kent Griffin, Jr.	Severance Payment	2,158,671	2,158,671	288,750	288,750
	Accelerated Equity Award Vesting(3)	572,000	572,000	—	—
	Medical Benefits(4)	18,000	18,000	12,000	12,000
	Long-Term Disability Benefits(5)	—	—	—	—
	Life Insurance Benefits(5)	515	515	—	515
	Outplacement Services	15,000	15,000	—	—
	Excise Tax Gross-up	—	1,082,769	—	—

Total Value:		$2,764,186	$3,846,955	$300,750	$301,265

Matthew G. McDevitt	Severance Payment	$576,456	$576,456	$288,750	$288,750
	Accelerated Equity Award Vesting(3)	972,400	972,400	—	—
	Medical Benefits(4)	18,000	18,000	12,000	12,000
	Long-Term Disability Benefits(5)	6,914	6,914	—	6,914
	Life Insurance Benefits(5)	685	685	—	685
	Outplacement Services	15,000	15,000	—	—
	Excise Tax Gross-up	—	—	—	—

Total Value:		$1,589,455	$1,589,455	$300,750	$308,349

(1)	In the event the executive’s employment is terminated without cause or for good reason, other than within one year after a change in control, 50% of the severance payment will be paid in a lump sum and the remaining 50% will be paid in equal monthly installments over two years (or, with respect to Mr. McDevitt, one year). If the executive’s employment is terminated without cause or for good reason within one year after a change in control, the severance payment is paid in a single lump sum. The severance payment is an amount equal to the sum of the then-current annual base salary plus average bonus over the prior three years (or such lesser number of years as the executive has been employed by us), multiplied by (a) with respect to Messrs. Gold, Kreitzer, Wilson and Griffin, three, or (b) with respect to Mr. McDevitt, one. The calculations in the table are based on the annual base salary on December 31, 2006 and an averaging of the bonuses paid in 2005, 2006 and 2007 with respect to Messrs. Gold, Kreitzer, Wilson and McDevitt and the bonus paid in 2006 for Mr. Griffin. Mr. Gold is also entitled to these payments in the event we fail to renew his employment agreement for each of the first two renewal years.

(2)	This column assumes permanent disability (as defined in the existing employment agreements) for each executive at December 31, 2006.

(3)	For purposes of this calculation, each executive’s total unvested equity awards, including restricted stock and LTIP units, on December 31, 2006 are multiplied by the closing market price of our common stock at December 29, 2006 of $28.60.

(4)	If the executive’s employment is terminated without cause or for good reason, represents the amount needed to pay for health benefits for the executive and his eligible family members for 18 months following the executive’s termination of employment at the same level as in effect immediately preceding such termination. If the executive’s employment is terminated by reason of the executive’s death or disability, represents the amount needed to pay for health benefits for the executive and his eligible family members for 12 months following the executive’s termination of employment at the same level as in effect immediately preceding such termination.

(5)	Represents the amount needed to pay for premiums for long-term disability and life insurance for 12 months at the levels in effect for each executive officer as of December 31, 2006.

Equity Compensation Plan Information

The following table sets forth certain equity compensation plan information for BioMed as of December 31, 2006.

Number of
Securities Remaining
	Number of		Available for
	Securities to		Future Issuance
	Be Issued		under Equity
	upon Exercise	Weighted-Average	Compensation Plans
	of Outstanding	Exercise Price of	(excluding securities
	Options, Warrants	Outstanding Options,	reflected in
Plan Category	and Rights	Warrants and Rights	column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	—	—	1,794,986
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	1,794,986

Audit Committee Report

The audit committee oversees BioMed’s financial accounting and reporting processes and the audits of the financial statements of BioMed. All committee members satisfy the definition of independent director set forth in the listing standards of the New York Stock Exchange. The board of directors adopted a written charter for the audit committee on August 6, 2004, a copy of which is available on BioMed’s website at www.biomedrealty.com.

In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

BioMed’s independent registered public accounting firm, KPMG LLP, is responsible for expressing an opinion on the conformity of its audited financial statements with generally accepted accounting principles. KPMG LLP met with the committee and expressed its judgment as to the quality, not just the acceptability, of BioMed’s accounting principles and discussed with the committee other matters as required under generally accepted auditing standards, including those matters required under Statement on Accounting Standards No. 61 (Communication with Audit Committees) or the Codification of Statements on Auditing Standards, AU Section 380. In addition, KPMG

LLP discussed the auditors’ independence from BioMed and from BioMed’s management and delivered to the committee those matters to be set forth in written disclosures as required by Independence Standards Board Standard No. 1.

The committee discussed with BioMed’s independent registered public accounting firm the overall scope and plan of its audit. The committee meets with the independent registered public accounting firm, with and without our management present, to discuss the results of its examinations, its evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the committee has recommended that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Mark J. Riedy, Ph.D., Chair
Barbara R. Cambon
M. Faye Wilson

RELATED PARTY TRANSACTIONS

We have adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, our audit committee will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and either approve or disapprove the related party transaction. Any related party transaction shall be consummated and shall continue only if the audit committee has approved or ratified the transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) requiring disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission, or any successor provision, as then in effect, except that the $120,000 threshold stated therein shall be deemed to be $60,000.

Formation Transactions and Contribution of Properties

BioMed Realty Trust, Inc. was formed as a Maryland corporation on April 30, 2004. We also formed our operating partnership, BioMed Realty, L.P., as a Maryland limited partnership on April 30, 2004. In connection with our initial public offering in August 2004, we acquired interests in six properties through our operating partnership that were previously owned by limited partnerships and a limited liability company in which Messrs. Gold, Kreitzer, Wilson and McDevitt, entities affiliated with them, and private investors and tenants who are not affiliated with them owned interests.

Contribution Agreements

We received the interests in the properties contributed by our executive officers and their affiliates under contribution agreements with the individuals or entities that held those interests. Under the contribution agreements we agreed that if our operating partnership directly or indirectly sells, exchanges or otherwise disposes of (whether by way of merger, sale of assets or otherwise) in a taxable transaction any interest in the properties contributed by our executive officers and their affiliates before the tenth anniversary of the completion of our initial public offering, then our operating partnership will indemnify each contributor for all direct and indirect adverse tax consequences. The calculation of damages will not be based on the time value of money or the time remaining within the indemnification period. These tax indemnities do not apply to the disposition of a restricted property under certain circumstances.

We have also agreed for a period of ten years following the date of our initial public offering to use reasonable best efforts consistent with our fiduciary duties to maintain at least $8.0 million of debt, some of which must be property specific, to enable the contributors of these properties to guarantee such debt in order to defer any taxable gain they may incur if our operating partnership repays existing debt.

Redemption or Exchange of the Limited Partnership Units in our Operating Partnership

As of October 1, 2005, limited partners of our operating partnership, including Messrs. Gold, Kreitzer, Wilson and McDevitt, have the right to require our operating partnership to redeem all or a part of their units for cash, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, or, at our election, shares of our common stock in exchange for such units, subject to certain ownership limits set forth in our charter. As of March 31, 2007, the limited partners of our operating partnership held units exchangeable for an aggregate of 2,863,564 shares of our common stock, assuming the exchange of units into shares of our common stock on a one-for-one basis.

Other Benefits to Related Parties

Messrs. Gold, Kreitzer and Wilson have agreed to indemnify the lenders of the debt on the contribution properties for certain losses incurred by the lender as a result of breaches by the borrowers of the loan documents. In connection with our initial public offering, we agreed to indemnify Messrs. Gold, Kreitzer and Wilson against any payments they may be required to make under such indemnification agreements. However, our indemnification obligation will not be effective with respect to losses relating to a breach of the environmental representations and warranties made to our operating partnership by Messrs. Gold, Kreitzer and Wilson in their respective contribution agreements. For losses relating to such breaches, Messrs. Gold, Kreitzer and Wilson have agreed to indemnify our operating partnership.

We have entered into a registration rights agreement with the limited partners in our operating partnership to provide registration rights to holders of common stock to be issued upon redemption of their units. Pursuant to the registration rights agreement, in the fourth quarter of 2005, we filed and caused to become effective a registration statement on Form S-3 for the registration of the common stock to be issued upon redemption of the units.

GENERAL

Independent Registered Public Accounting Firm

Audit and Non-Audit Fees.  The aggregate fees billed to us by KPMG LLP, our independent registered public accounting firm, for the indicated services for the years ended December 31, 2006 and 2005 were as follows:

	2006	2005

Audit Fees(1)	$1,201,430	$1,771,242
Audit Related Fees	—	—
Tax Fees(2)	5,068	114,984
All Other Fees	—	—

Total	$1,206,498	$1,886,226

(1)	Audit Fees consist of fees for professional services performed by KPMG LLP for the audit of our annual financial statements and review of financial statements included in our 10-Q filings, services in connection with securities offerings and the filing of our registration statements on Forms S-11 and S-3, and services that are normally provided in connection with statutory and regulatory filings or engagements. Audit Fees also include fees for professional services rendered for the audits of (a) management’s assessment of the effectiveness of internal control over financial reporting and (b) the effectiveness of internal control over financial reporting.

(2)	Tax Fees consist of fees for professional services performed by KPMG LLP with respect to tax compliance, tax advice and tax planning. Certain other tax fees not included in the table were paid to Ernst & Young LLP, who is not our independent registered public accounting firm.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Our audit committee has established a policy that requires that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee, or a designated audit committee member. These services may include audit services, audit-related services, tax services and other services. All permissible non-audit services provided by our independent registered public accounting firm have been pre-approved by the audit committee, or a designated audit committee member. Our audit committee has considered whether the provision of non-audit services is compatible with maintaining the accountants’ independence and determined that it is consistent with such independence.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, directors, officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the Securities and Exchange Commission on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of such forms received by us and the written representations of the reporting persons, we believe that no reporting persons known to us were delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act during 2006.

Stockholder Proposals

Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2008 must be received by us no later than December 21, 2007, in order to be included in our proxy statement and form of proxy relating to that meeting. Such proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals and the requirements contained in our bylaws in order to be included in the proxy statement. A stockholder who wishes to make a nomination or proposal at the 2008 annual meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must, in accordance with our current bylaws, notify us between December 21, 2007 and January 20, 2008. If the stockholder fails to give timely notice as required by our bylaws, the nominee or proposal will be excluded from consideration at the meeting. In addition, our bylaws include other requirements for nomination of candidates for director and proposals of other business.

Annual Report

Our annual report for the fiscal year ended December 31, 2006 will be mailed to stockholders of record on or about April 19, 2007. The annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

If any person who was a beneficial owner of our common stock on the record date for the Annual Meeting of Stockholders desires additional information, a copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of BioMed at such date. Requests should be directed to BioMed Realty Trust, Inc., 17140 Bernardo Center Drive, Suite 222, San Diego, California 92128, Attention: Secretary.

Stockholders Sharing the Same Address

The rules promulgated by the Securities and Exchange Commission permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding will receive only one copy of our proxy statement and annual report. If you would like to opt out of this practice for future mailings and receive separate proxy statements and annual reports for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate proxy statement or annual report without charge by sending a written request to BioMed Realty Trust, Inc., 17140 Bernardo Center Drive, Suite 222, San Diego, California 92128, Attention: Secretary, or by telephone at (858) 485-9840. We will promptly send additional copies of the proxy statement or annual report upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report can request delivery of a single copy of the proxy statement or annual report by contacting their broker, bank or other intermediary or sending a written request to BioMed Realty Trust, Inc. at the address above.

Other Matters

Our board of directors does not know of any matter to be presented at the annual meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies in their discretion.

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN
THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE.

By Order of the Board of Directors

Gary A. Kreitzer
Secretary

Dated: April 19, 2007

BIOMED REALTY TRUST, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2007
     The undersigned stockholder of BioMed Realty Trust, Inc., a Maryland corporation (the “Company”), hereby appoints Alan D. Gold and Gary A. Kreitzer, and each of them, as proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company’s stockholders to be held on May 16, 2007 at 9:00 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the annual meeting with all powers possessed by the undersigned if personally present at the annual meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” THE OTHER PROPOSAL AS DESCRIBED IN THE PROXY STATEMENT.
(Continued on the other side)

To change your address, please mark this box.	☐
CHECK HERE ONLY IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON	☐
BIOMED REALTY TRUST, INC.
P.O. BOX XXXXX
NEW YORK, N.Y. 10203-XXXX

▼ DETACH PROXY CARD HERE ▼

PLEASE MARK, DATE, SIGN AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.
☒
Votes must be indicated
(x) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” THE OTHER PROPOSAL AS DESCRIBED IN THE PROXY STATEMENT.
1.	ELECTION OF DIRECTORS FOR A ONE-YEAR TERM EXPIRING AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS.

Nominees:	Alan D. Gold, Barbara R. Cambon, Edward A. Dennis, Ph.D., Gary A. Kreitzer, Mark J. Riedy, Ph.D., Theodore D. Roth, M. Faye Wilson

FOR each of the above nominees for director	☐	WITHHOLD AUTHORITY for all nominees	☐	FOR all nominees except the following	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “FOR all nominees except the following” box and write that nominee’s name in the space provided below)

		FOR	AGAINST	ABSTAIN

2.	RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2007.	☐	☐	☐

3.	TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN THE DISCRETION OF THE PROXY HOLDERS.
In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.

PLEASE DATE THIS PROXY AND SIGN IT EXACTLY AS YOUR NAME OR NAMES APPEAR HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SHARES ARE HELD BY A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF SHARES ARE HELD BY A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

Date	Stockholder sign here	Co-Owner sign here